Exhibit 99.1

Contact:	Joe Schierhorn, Chief Operating Officer, President, and CEO of Northrim Bank
(907) 261-3308
Latosha Frye, Chief Financial Officer
(907) 261-8763

NEWS RELEASE

Northrim BanCorp Earns $14.4 Million, or $2.06 per Diluted Share, in 2016

ANCHORAGE, Alaska - January 30, 2017 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the "Company") today reported that net income attributable to the Company declined to $14.4 million, or $2.06 per diluted share in 2016 compared to $17.8 million, or $2.56 per diluted share in 2015. Approximately half of the decline in earnings in 2016, or $0.26 per diluted share, was due to a previously disclosed non-cash accounting correction and the related change in accounting treatment that was discussed in the third quarter results for the earn-out payments associated with the Company's 2014 acquisition of Residential Mortgage Holding Company, LLC ("RML"). The remainder of the decline in earnings in 2016 compared to 2015 was mostly the result of a decrease in net interest income primarily due to reduced loan growth, an increase in the provision for loan losses in part due to increased nonperforming assets and the continued softening in the Alaskan economy, a decrease in other operating income primarily due to lower gains recognized on the disposition of previously acquired loans, and an increase in operating expenses.

Fourth quarter 2016 net income attributable to the Company improved to $3.6 million, or $0.51 per diluted share, compared to $3.1 million, or $0.44 per diluted share, in the third quarter 2016, and declined from $4.1 million, or $0.59 per diluted share, in the fourth quarter 2015.

“Our franchise remains strong despite the slowing Alaskan economy,” said Joseph Beedle, Chairman, President and CEO of Northrim Bancorp. “We believe that our credit discipline combined with our understanding of our economy and our customers, will serve us well as we navigate through this period of contraction. Our loan loss reserves are 2.02% of portfolio loans, almost twice the 1.03% ratio maintained by banks of our size across the nation1.”

1As of September 30, 2016, the SNL US Bank Index tracked 147 banks with assets between $1 billion and $5 billion with averages for the following ratios: NIMTE 3.60%, loan loss reserves to gross loans of 1.03% return on average assets 0.90%, and return on average equity 8.55%

Northrim BanCorp Reports 2016 Earnings of $14.4 Million, or $2.06 per Diluted Share
January 30, 2017
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Financial Highlights

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Total assets	$1,526,540	$1,540,120	$1,518,370	$1,500,199	$1,499,492
Total portfolio loans	$975,015	$997,076	$967,346	$970,517	$980,787
Average portfolio loans	$977,678	$979,164	$969,450	$980,117	$979,789
Total deposits	$1,267,653	$1,278,366	$1,255,688	$1,246,968	$1,240,792
Average deposits	$1,265,214	$1,263,750	$1,235,142	$1,236,555	$1,291,133
Total shareholders' equity	$186,712	$185,758	$183,965	$180,398	$177,214
Net income attributable to Northrim BanCorp	$3,590	$3,095	$4,350	$3,376	$4,106
Diluted earnings per share	$0.51	$0.44	$0.63	$0.48	$0.59
Return on average assets	0.94%	0.81%	1.17%	0.91%	1.05%
Return on average shareholders' equity	7.96%	6.73%	9.42%	7.61%	9.37%
Net interest margin ("NIM")	4.01%	4.11%	4.21%	4.23%	4.05%
Tax equivalent NIM ("NIMTE")*	4.07%	4.17%	4.27%	4.29%	4.10%
Efficiency ratio	75.57%	80.89%	74.52%	74.47%	74.23%
Total shareholders' equity/total assets	12.23%	12.06%	12.12%	12.02%	11.82%
Tangible common equity/tangible assets*	11.28%	11.12%	10.72%	10.61%	10.40%
Book value per share	$27.07	$26.99	$26.75	$26.23	$25.77
Tangible book value per share*	$24.70	$24.61	$23.30	$22.78	$22.31
Dividends per share	$0.20	$0.20	$0.19	$0.19	$0.19

•	Net income attributable to the Company totaled $14.4 million, or $2.06 per diluted share, in 2016, compared to $17.8 million, or $2.56 per diluted share, in 2015.

•
Total revenues, which include net interest income plus total other operating income, declined 2% to $99.6 million in 2016 from $101.5 million in 2015. In the fourth quarter 2016, total revenues were $24.3 million, compared to $26.1 million in the preceding quarter primarily due to higher mortgage banking income in the preceding quarter, and $24.5 million in the fourth quarter a year ago.

•
Net interest income was down 2% in the fourth quarter 2016 compared to the third quarter 2016 and down 4% from the fourth quarter a year ago, primarily as a result of lower average yields on the loan portfolio for the current quarter compared to the prior periods. Fourth quarter 2016 included a $187,000 reduction of interest income in the fourth quarter of 2016 related to one $8.7 million commercial loan relationship that was moved to nonaccrual status.

•
Net interest margin ("NIM") decreased to 4.01% in the fourth quarter of 2016 compared to 4.11% in the third quarter of 2016 and 4.05% in the fourth quarter of 2015. Net interest margin on a tax equivalent basis ("NIMTE")* decreased to 4.07% in the fourth quarter 2016 compared to 4.17% in the third quarter 2016 and 4.10% in the fourth quarter a year ago. The decreases in NIM and NIMTE* in the current quarter compared to prior periods primarily resulted from a lower yield on the loan portfolio in the fourth quarter of 2016. NIMTE* remains well above the 3.60% average produced by the 147 banks in the SNL US Bank Index with assets between $1 billion and $5 billion as of September 30, 2016.

•
Northrim paid a quarterly cash dividend of $0.20 per share in December 2016, up from the $0.19 per share dividend paid in December 2015. The dividend provides an annual yield of approximately 2.7% at current market share prices.

* References to tax equivalent NIM, or NIMTE, tangible book value per share, tangible common equity and tangible assets (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these measures to GAAP financial measures.

Northrim BanCorp Reports 2016 Earnings of $14.4 Million, or $2.06 per Diluted Share
January 30, 2017
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•	Book value per share increased to $27.07 at the end of the fourth quarter of 2016 compared to $26.99 at the end of the previous quarter and $25.77 at the end of the fourth quarter of 2015.

•	The allowance for loan losses grew to 2.02% at year end, compared to 1.85% a year ago.

•	Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets of 14.54% at December 31, 2016, compared to 14.24% at September 30, 2016, and 13.34% a year ago.

•
Total shareholders' equity to total assets was 12.23% at the end of the fourth quarter 2016 compared to 12.06% at the end of the preceding quarter and 11.82% at the end of the fourth quarter 2015. Tangible common equity to tangible assets* was 11.28% at December 31, 2016, compared to 11.12% at September 30, 2016, and 10.40% a year ago.

The loan portfolio contracted 2% in the fourth quarter of 2016 compared to the preceding quarter end and 1% year-over-year. Year-over-year growth in commercial and commercial real estate loans were offset by lower construction and consumer balances. “Our commercial real estate (“CRE”) loan portfolio (both owner-occupied and investment properties) declined 2% compared to the preceding quarter but generated 3% growth year over year, and accounted for 57% of loans at the end of December 2016,” said Joe Schierhorn, Northrim Bank’s President and CEO.

“Commercial loan balances increased 1% in the current quarter and 2% for the year in 2016, reflecting lower growth due to longer term concerns about the Alaska economy,” Schierhorn continued. “Construction loans, as anticipated, were also down 18% in 2016 compared to 2015 as projects that have been completed and termed out in 2016 are not being replaced by new loans. New construction projects in the Anchorage market are coming in at a slower pace than in the past few years primarily as a result of weakness in the Alaskan economy. Of the construction loans that were completed in 2016, $23 million converted to the CRE term loan portfolio, which contributed to overall growth of $16.3 million, or 3%, in our CRE portfolio in 2016.”

Alaska Economic Update

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com or for more information on the Alaska economy, visit: www.northrim.com and click on the “About Northrim” link and then click “Alaska's Economy”. Information from our website is not incorporated into, and does not form a part of this press release.

“Both from our own observations and recent employment reporting data, it is clear that Alaska is in a moderate recession,” said Beedle. “We remain concerned about the economic implications of the fiscal decisions that still need to be made to balance the state budget, but we are reassured by the manner in which our borrowers, customers and shareholders have prepared for this economic downturn. We are looking for competitive opportunities and responding constructively. Unlike Alaska’s significant recession thirty years ago, also mainly caused by a significant drop in oil prices, this recession is not coming off of an overheated economy. We also believe our in-state financial industry is currently well-capitalized.”

“As we study our important oil and gas industry in Alaska, we are encouraged by recent large discoveries of new fields on the North Slope that could contribute additional oil production in the future,” said Schierhorn. “In addition, we believe that the recent and expected stabilization of oil prices in the range of $50 to $60 per barrel, combined with emerging operating cost efficiencies, will continue to attract operating and capital expenditures in Alaska by the oil and gas industry, which are estimated to be in excess of $5 billion per year by our State Departments of Natural Resources and Revenue.”

Northrim BanCorp Reports 2016 Earnings of $14.4 Million, or $2.06 per Diluted Share
January 30, 2017
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Review of Income Statement

Consolidated Income Statement

In the fourth quarter of 2016, Northrim generated a return on average assets of 0.94% and a return on average equity of 7.96%, in line with the 0.90% return on average assets and 8.55% return on average equity posted by the 147 banks that make up the SNL U.S. Bank Index with assets between $1 billion and $5 billion as of September 30, 2016. The previously disclosed accounting correction and related change in accounting resulted in the Company’s return on average assets and return on average equity being lower by 0.12% and 0.98%, respectively, than they would have been without these changes. NIM and NIMTE* for 2016 were 4.14% and 4.20%, respectively, compared to 3.60% NIMTE* for the index peers. 1

Net Interest Income/Net Interest Margin

Net interest income contracted 2% to $13.9 million in the fourth quarter 2016 as compared to $14.2 million in the previous quarter, primarily due to a lower average yield on the loan portfolio in the current quarter which included the reversal of $187,000 in interest income on an $8.7 million commercial loan relationship that was moved to nonaccrual status during the current quarter. Net interest income fell 4% from $14.4 million in the year ago quarter mainly reflecting changes in the mix of earning assets. The reversal of interest income due to loans being moved to nonaccrual status in 2016 reduced net interest margin by 5 basis points in the fourth quarter and 2 basis points for the year. In 2015, recognition of interest income collected on nonaccrual loans did not impact net interest margin in the fourth quarter and increased net interest margin 5 basis points for the year. Net interest income was down 1% in 2016 at $56.4 million compared to the $56.9 million in 2015 as an increase in earning assets was offset by changes in the mix of earning assets. In 2016, reversals of interest income for loans that were moved to nonaccrual status exceeded recoveries of nonaccrual interest from nonperforming loans that paid off by $58,000, while in 2015, there were $666,000 in recoveries of nonaccrual interest from nonperforming loans that paid off in that year, net of reversals of interest income for loans that were moved to nonaccrual status.

NIM and NIMTE* decreased in both the fourth quarter and 2016 compared to prior year periods. “We have seen a gradual decline in our NIM primarily as a result of the flattening of the yield curve, slower growth in loan balances, and higher securities holdings,” said Schierhorn.

Northrim NIMTE*, which is primarily comprised of activities in the community banking segment, remained above peer average. “We continue to project NIM will stabilize in the 4.00% to 4.10% range and our NIMTE* will stabilize at the 4.05% and 4.15% range. We expect that the mix of our earning assets will continue to shift towards higher balances in investment securities, as we believe growth in the higher-yielding loan portfolio will continue to be adversely affected by the expected continued weakness of the Alaskan economy. We continue to believe that both NIM and NIMTE* will benefit in the event interest rates rise or the yield curve steepens, and would be adversely affected if interest rates fall and the yield curve continues to flatten,” said Latosha Frye, Chief Financial Officer.

Provision for Loan Losses

The provision for loan losses was $743,000 in the fourth quarter 2016 compared to $652,000 in the third quarter of 2016 and $376,000 in the fourth quarter 2015. The increase in the fourth quarter 2016 as compared to the third quarter of 2016 was primarily due to the increase in nonperforming loans to 1.33% of portfolio loans at December 31, 2016 compared to 0.93% at September 30, 2016. The allowance for loan losses to portfolio loans at the end of the fourth quarter of 2016 increased to 2.02% from 1.95% at September 30, 2016, and 1.85% at December 31, 2015.

Northrim BanCorp Reports 2016 Earnings of $14.4 Million, or $2.06 per Diluted Share
January 30, 2017
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Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities. It provides financial services to businesses and individuals through these interests, including purchased receivables financing, employee benefit plans, and wealth management. These complementary business activities and other noninterest income contributed $13.8 million, or 14% of total revenues in 2016, as compared to $15.0 million or 15% of revenues in 2015.

Other operating income was $10.4 million, or 43% of total revenues in the fourth quarter 2016, which represented an increase of 3% from $10.1 million, or 41% of fourth quarter 2015 revenues and represented a decrease of 13% from $11.9 million, or 46% of third quarter 2016 revenues. The changes in the fourth quarter of 2016 compared to both the preceding quarter and the year ago quarter are primarily due to changes in mortgage banking income. In 2016, other operating income decreased 3% to $43.3 million from $44.6 million in 2015, primarily reflecting a decrease of $742,000 in gains from dispositions of loans acquired and marked to fair value in connection with our acquisition of Alaska Pacific Bancshares, Inc. in 2014 and a $282,000 decrease in gains on the sale of securities during 2016 compared to 2015.

Other Operating Expenses

Operating expenses were $18.4 million in the fourth quarter 2016 compared to $21.2 million in the third quarter of 2016 and $18.2 million in the fourth quarter 2015. The decrease from the previous quarter was primarily the result of the change in the accounting treatment for the earn-out payments, including the correction for the prior periods, which added $2.6 million to pre-tax expenses in the third quarter. The increase in the fourth quarter of 2016 compared to the same quarter a year ago was mainly due to higher salaries and other personnel expenses and higher other real estate owned ("OREO") expenses during the current quarter.

"We plan to convert our core system in the second quarter of 2017," said Frye. "We believe that this conversion will allow us to better serve our customers through improved functionality, including operating efficiencies that are expected to improve our customers' experience. Post-conversion, we also expect that our new core system will be more scalable, allowing for future growth without a commensurate increase in operating costs to accommodate that growth. While we expect that ongoing costs associated with our core operating system following the conversion will be unchanged, we estimate that we will incur additional expenses between $1.7 million and $2.0 million in 2017 related to this conversion. We anticipate that the majority of these additional expenses will be incurred in the second and third quarters of 2017."

Community Banking

Net income attributable to the Company for the community banking segment totaled $2.5 million, compared to $1.7 million in the third quarter 2016 and $3.1 million in the fourth quarter 2015. The previously disclosed non-cash accounting correction discussed above and the related change in accounting treatment was the primary reason that net income attributable to the Company for the community banking segment was higher in the fourth quarter of 2016 compared to the third quarter. Excluding this accounting correction, net income attributable to the Company for the community banking segment would have declined in the current quarter compared to the previous quarter, primarily as a result of the reversal of interest income for nonaccrual loans, a higher provision for loan losses, and higher seasonal marketing expenses during the fourth quarter of 2016, compared to the previous quarter. Compared to the year ago quarter, net income attributable to the Company for the community banking segment decreased mainly due to lower net interest income, a higher provision for loan losses, higher OREO expenses and data processing expenses, and lower other operating income. Year-to-date, net income attributable to the Company for the community banking segment totaled $9.9 million, or $1.41 per diluted share for 2016, down 21% from $12.4 million in 2015. Excluding the $1.8 million in additional after-tax expenses resulting from the change in accounting, net income attributable to the Company would have decreased by 6% in 2016 from 2015.

Northrim BanCorp Reports 2016 Earnings of $14.4 Million, or $2.06 per Diluted Share
January 30, 2017
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The following table provides highlights of the community banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Net interest income	$13,584	$13,901	$13,829	$13,933	$14,008
Provision for loan losses	743	652	200	703	376
Other operating income	3,399	3,594	3,354	3,409	3,794
Compensation expense, RML acquisition payments	708	3,250	687	130	1,225
Other operating expense	12,151	11,649	12,504	12,306	11,965
Income before provision for income taxes	3,381	1,944	3,792	4,203	4,236
Provision for income taxes	727	50	805	1,285	985
Net income	2,654	1,894	2,987	2,918	3,251
Less: net income attributable to the noncontrolling interest	105	188	156	130	120
Net income attributable to Northrim BanCorp	$2,549	$1,706	$2,831	$2,788	$3,131
Average diluted shares	6,983,771	6,973,354	6,968,891	6,964,707	6,971,828
Diluted earnings per share	$0.36	$0.24	$0.41	$0.40	$0.45

	Year-to-date
(Dollars in thousands, except per share data)	December 31, 2016	December 31, 2015
Net interest income	$55,247	$55,933
Provision for loan losses	2,298	1,754
Other operating income	13,756	14,995
Compensation expense, RML acquisition payments	4,775	4,094
Other operating expense	48,610	47,070
Income before provision for income taxes	13,320	18,010
Provision for income taxes	2,867	5,024
Net income	10,453	12,986
Less: net income attributable to the noncontrolling interest	579	551
Net income attributable to Northrim BanCorp	$9,874	$12,435
Average diluted shares	6,974,864	6,948,474
Diluted earnings per share	$1.41	$1.79

Home Mortgage Lending

“RML continues to outperform our original projections made when we purchased the business at the end of 2014,” said Frye. "Northrim bank continues to be one of the top mortgage lenders in Alaska, and this segment in our business continues to contribute to the strength of our franchise.”

Home mortgage lending contributed $7.0 million to pre-tax revenues and $0.15 to net earnings per share in the fourth quarter 2016, and $29.5 million to pre-tax revenue and $0.65 to earnings per share in the year ended 2016.

Total mortgage banking revenue in the fourth quarter 2016 was $7.0 million compared to $8.3 million in the preceding quarter and $6.3 million a year ago. “Net realized gains on the sale of mortgage loans decreased during the fourth quarter from the preceding quarter, primarily as a result of lower demand for mortgages in the community, which is primarily driven by normal seasonality, but increased compared to the year ago quarter. The change in the fair value of our mortgage loan commitments generated a loss in all three reporting quarters compared to a gain in the first and second quarters of 2016 primarily due to the decrease in total loan commitments in the three reporting quarters as compared to the increase in commitments in the first two quarters of 2016. We believe the fluctuation in commitments

Northrim BanCorp Reports 2016 Earnings of $14.4 Million, or $2.06 per Diluted Share
January 30, 2017
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is primarily driven by normal seasonality, and is also beginning to reflect the overall economic downturn” said Schierhorn. Mortgage commitments at the end of 2016 decreased to $62.4 million compared to $71.3 million at the end of 2015.

In the fourth quarter of 2015, Northrim began servicing the loans RML originates for the Alaska Housing Finance Corporation, which accounted for approximately 20% of loans originated by RML in 2016. Northrim now services 1,110 loans in its $272.4 million servicing portfolio, which has more than doubled in size over the past year. Servicing income contributed $1.2 million to fourth quarter mortgage banking income, compared to $782,000 for the third quarter of 2016 and $820,000 in the fourth quarter a year ago.

Operating expenses in the home mortgage lending segment were $5.5 million in the fourth quarter 2016 compared to $6.3 million in the third quarter 2016 and $5.0 million in the fourth quarter a year ago. “Commission and other variable costs, which fluctuate with production, account for the majority of the changes from quarter to quarter. In addition, we continue to invest in infrastructure and technology to support the business,” said Frye.

The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Mortgage commitments	$62,421	$72,315	$98,788	$83,823	$71,280
Mortgage loans funded for sale	$169,235	$224,594	$208,921	$133,050	$159,590
Mortgage loan refinances to total fundings	25%	24%	18%	16%	12%
Mortgage loans serviced for others	$272,442	$231,167	$193,230	$160,803	$125,446

Net realized gains on mortgage loans sold	$5,987	$7,502	$7,147	$4,777	$5,216
Change in fair value of mortgage loan commitments, net	(551)	(331)	480	48	(57)
Total production revenue	5,436	7,171	7,627	4,825	5,159
Mortgage servicing revenue, net	1,191	782	510	701	820
Other mortgage banking revenue	333	388	373	170	331
Total mortgage banking income	$6,960	$8,341	$8,510	$5,696	$6,310

Net interest income	$307	$312	$250	$241	$392
Other operating income	6,960	8,341	8,510	5,696	6,310
Other operating expense	5,495	6,287	6,178	4,935	5,039
Income before provision for income taxes	1,772	2,366	2,582	1,002	1,663
Provision for income taxes	731	977	1,063	414	688
Net income attributable to Northrim BanCorp	$1,041	$1,389	$1,519	$588	$975

Average diluted shares	6,983,771	6,973,354	6,968,891	6,964,707	6,971,828
Diluted earnings per share	$0.15	$0.20	$0.22	$0.08	$0.14

Northrim BanCorp Reports 2016 Earnings of $14.4 Million, or $2.06 per Diluted Share
January 30, 2017
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	Year-to-date
(Dollars in thousands, except per share data)	December 31, 2016	December 31, 2015
Mortgage commitments	$62,421	$71,280
Mortgage loans funded for sale	$735,799	$753,815
Mortgage loan refinances to total fundings	21%	20%

Net realized gains on mortgage loans sold	$25,413	$26,398
Change in fair value of mortgage loan commitments, net	(354)	615
Total production revenue	25,059	27,013
Mortgage servicing revenue, net	3,184	1,183
Other mortgage banking revenue	1,264	1,417
Total mortgage banking income	$29,507	$29,613

Net interest income	$1,110	$976
Other operating income	29,507	29,613
Other operating expense	22,895	21,481
Income before provision for income taxes	7,722	9,108
Provision for income taxes	3,185	3,760
Net income attributable to Northrim BanCorp	$4,537	$5,348

Average diluted shares	6,974,864	6,948,474
Diluted earnings per share	$0.65	$0.77

Balance Sheet Review

Northrim’s assets were $1.53 billion at December 31, 2016, up 2% from a year ago and down 1% from September 30, 2016. The mix of assets at each period end continued to shift from portfolio loans to portfolio investments.

Average investment securities increased 7% from the preceding quarter and 12% from a year ago. The investment portfolio generated an average net tax equivalent yield of 1.48% for the fourth quarter of 2016. The average estimated duration of the investment portfolio was 1.8 years at December 31, 2016.

Average loans held for sale decreased 19% to $54.3 million in the fourth quarter of 2016 compared to the preceding quarter, and were almost unchanged from the same quarter a year ago, primarily reflecting the seasonality of the mortgage business and the slowing demand for home loans in the Alaska marketplace.

Year-over-year, portfolio loans decreased 1% to $975.0 million at December 31, 2016. Average portfolio loans in the fourth quarter were down less than 1% to $977.7 million in the fourth quarter of 2016 compared to both the preceding and year ago quarters. Construction and land development loans, which are by nature short-term, declined 10% in the fourth quarter of 2016 and fell 18% year-over year. Partially offsetting this decline was the increase in commercial loans which grew 1% in the fourth quarter of 2016 and 2% year-over-year. Additionally, commercial real estate loans increased 3% year-over-year.

Alaskans' account for substantially all of Northrim’s deposit base, which is primarily made up of low-cost transaction accounts. Balances in transaction accounts at December 31, 2016, represented 90% of total deposits. At December 31, 2016, total deposits were $1.27 billion, down slightly from $1.28 billion from the immediate prior quarter and up from $1.24 billion a year ago. Year-over-year, fourth quarter average non-interest bearing deposits declined 4% in 2016 and average interest-bearing deposits fell 1%, bringing average total deposits down 2% to $1.27 billion in the fourth quarter of 2016 compared to $1.29 billion a year ago.

Northrim BanCorp Reports 2016 Earnings of $14.4 Million, or $2.06 per Diluted Share
January 30, 2017
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Shareholders’ equity increased 5% to $186.7 million, or $27.07 per share, at December 31, 2016, compared to $177.2 million, or $25.77 per share, a year ago. Tangible book value per share* was $24.70 at December 31, 2016, compared to $22.31 per share a year ago. Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets of 14.54% at December 31, 2016.

Asset Quality

Asset quality declined during the fourth quarter of 2016 compared to the previous quarter and the fourth quarter of 2015 with one $8.7 million commercial relationship moving from adversely classified to nonaccrual status during the fourth quarter 2016. In addition, a $5.9 million land development loan was paid down by $2.1 million and the remaining $3.3 million (after a $535,000 write-down) was moved into other real estate owned during the fourth quarter of 2016. Consequently, the ratio of nonperforming assets to total assets, net of government guarantees increased during the fourth quarter of 2016 to 1.27% of assets from 0.78% of assets at September 30, 2016, and from 0.35% a year ago.

Adversely classified loans, net of government guarantees declined to $35.6 million at the end of the fourth quarter 2016 as compared to $41.5 million at the end of the third quarter of 2016 and increased from $30.8 million one year ago. Charge-offs in the fourth quarter of 2016 were $591,000 compared to $238,000 in the fourth quarter of 2015. “None of these charge-offs were related to the oil sector,” said Frye. The following table details loan charge-offs, by industry:

(Dollars in thousands)	Three Months Ended
	December 31, 2016	September 30, 2016	December 31, 2015
Charge-offs:
Agriculture, forestry, fishing and hunting	$—	$—	$65
Construction	535	—	—
Other services	31	—	54
Accommodation and food services	—	—	23
Retail trade	4	—	—
Consumer	21	22	96
Total charge-offs	$591	$22	$238

Net non-performing loans were 1.33% of portfolio loans compared to 0.93% at the end of the preceding quarter and 0.22% a year ago. The increase compared to the same quarter of 2015 was primarily the result of the increase in nonaccrual loans that was discussed above.

Performing restructured loans, that were not included in nonaccrual loans at the end of the fourth quarter 2016, decreased to $6.1 million compared to $14.9 million at the end of the third quarter and $11.8 million at the end of the fourth quarter a year ago primarily due to the $8.7 million commercial relationship that was moved to nonaccrual loans discussed above. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans. The Company presents restructured loans that are performing separately from those that are classified as nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.

OREO increased to $6.6 million at the end of the fourth quarter of 2016, compared to $2.8 million the preceding quarter and from $3.1 million a year ago primarily due to the movement of the $5.9 million land development loan noted above, net of the paydown, into OREO from nonaccrual loans in the fourth quarter of 2016.

Northrim BanCorp Reports 2016 Earnings of $14.4 Million, or $2.06 per Diluted Share
January 30, 2017
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At December 31, 2016, performing restructured loans plus nonperforming assets, net of government guarantees, decreased to 1.68% of total assets from 1.75% at the end of the preceding quarter due to the $2.1 million paydown of a land development loan discussed above.

The allowance for loan losses increased to 2.02% of portfolio loans at December 31, 2016, compared to 1.95% at September 30, 2016, and 1.85% at the end of the fourth quarter 2015 mainly due to the increase in nonperforming loans that occurred in the fourth quarter of 2016 as well as an increase in the Company's qualitative factors due to continued softening in the Alaska economy.

Adversely classified loans totaled $35.6 million, or 3.7% of portfolio loans, at the end of the fourth quarter 2016, compared to $41.5 million or 4.2% at September 30, 2016, and $30.8 million or 3.1% of portfolio loans at the end of the fourth quarter 2015. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. As of December 31, 2016, $29.3 million, or 82% of adversely classified loans net of government guarantees are attributable to four relationships in the following sectors; one retail commercial business, one commercial real estate property, one medical business, and one oilfield services commercial business.

Northrim estimates that $57.4 million, or approximately 6% of portfolio loans as of December 31, 2016, has direct exposure to the oil and gas industry in Alaska, and $4.4 million of these loans are adversely classified. Northrim has an additional $52.1 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and none of these unfunded commitments are considered to be adversely classified loans. “We continue to have no loans to oil producers or exploration companies," said Frye. "We define direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that we have identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry."

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 14 branches in Anchorage, the Matanuska Valley, Juneau, Fairbanks, Ketchikan, and Sitka serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. Northrim Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Affiliated companies include Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

www.northrim.com

Northrim BanCorp Reports 2016 Earnings of $14.4 Million, or $2.06 per Diluted Share
January 30, 2017
11 of 22

Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and from time to time are disclosed in our other filings with the Securities and Exchange Commission.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:
http://labor.alaska.gov/trends/jan17.pdf
Bradner, T. (Pub). (2016, December 31). Bradner’s Alaska Economic Report. (Available from Mike & Tim Bradner, 3037 South Circle, Anchorage, AK 99507)

Northrim BanCorp Reports 2016 Earnings of $14.4 Million, or $2.06 per Diluted Share
January 30, 2017
12 of 22

Income Statement
(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	December 31,	September	Three Month	December 31,	One Year
	2016	30, 2016	% Change	2015	% Change
Interest Income:
Interest and fees on loans	$13,423	$13,866	-3%	$14,080	-5%
Interest on portfolio investments	1,032	944	9%	912	13%
Interest on deposits in banks	67	50	34%	71	-6%
Total interest income	14,522	14,860	-2%	15,063	-4%
Interest Expense:
Interest expense on deposits	447	473	-5%	479	-7%
Interest expense on borrowings	184	174	6%	184	—%
Total interest expense	631	647	-2%	663	-5%
Net interest income	13,891	14,213	-2%	14,400	-4%

Provision for loan losses	743	652	14%	376	98%
Net interest income after provision for loan losses	13,148	13,561	-3%	14,024	-6%

Other Operating Income:
Mortgage banking income	6,960	8,341	-17%	6,310	10%
Employee benefit plan income	871	999	-13%	939	-7%
Purchased receivable income	703	579	21%	549	28%
Bankcard fees	675	687	-2%	724	-7%
Service charges on deposit accounts	473	516	-8%	486	-3%
Gain on sale of securities	—	—	NM	137	-100%
Other income	677	813	-17%	959	-29%
Total other operating income	10,359	11,935	-13%	10,104	3%

Other Operating Expense:
Salaries and other personnel expense	11,332	12,158	-7%	10,816	5%
Occupancy expense	1,590	1,567	1%	1,612	-1%
Data processing expense	1,215	1,121	8%	1,070	14%
Professional and outside services	858	761	13%	796	8%
Compensation expense - RML acquisition payments	708	3,250	-78%	1,225	-42%
Marketing expense	596	500	19%	904	-34%
Insurance expense	179	265	-32%	264	-32%
Intangible asset amortization expense	29	35	-17%	40	-28%
(Gain) loss on sale of premises and equipment	(13)	6	-317%	31	-142%
OREO (income) expense, net rental income and gains on sale	28	(32)	-188%	(138)	-120%
Other operating expense	1,832	1,555	18%	1,609	14%
Total other operating expense	18,354	21,186	-13%	18,229	1%

Income before provision for income taxes	5,153	4,310	20%	5,899	-13%
Provision for income taxes	1,458	1,027	42%	1,673	-13%
Net income	3,695	3,283	13%	4,226	-13%
Less: Net income attributable to the noncontrolling interest	105	188	-44%	120	-13%
Net income attributable to Northrim BanCorp	$3,590	$3,095	16%	$4,106	-13%

Basic EPS	$0.52	$0.45	16%	$0.60	-13%
Diluted EPS	$0.51	$0.44	16%	$0.59	-14%
Average basic shares	6,897,890	6,882,482	0%	6,872,249	0%
Average diluted shares	6,983,771	6,973,354	0%	6,971,828	0%

Northrim BanCorp Reports 2016 Earnings of $14.4 Million, or $2.06 per Diluted Share
January 30, 2017
13 of 22

Income Statement
(Dollars in thousands, except per share data)	Twelve months ended December 31,
(Unaudited)			One Year
	2016	2015	% Change
Interest Income:
Interest and fees on loans	$54,777	$56,166	-2%
Interest on portfolio investments	3,936	3,461	14%
Interest on deposits in banks	205	153	34%
Total interest income	58,918	59,780	-1%
Interest Expense:
Interest expense on deposits	1,870	1,939	-4%
Interest expense on borrowings	691	932	-26%
Total interest expense	2,561	2,871	-11%
Net interest income	56,357	56,909	-1%

Provision for loan losses	2,298	1,754	-31%
Net interest income after provision for loan losses	54,059	55,155	-2%

Other Operating Income:
Mortgage banking income	29,507	29,613	—%
Employee benefit plan income	3,770	3,651	3%
Bankcard fees	2,670	2,671	—%
Purchased receivable income	2,347	2,287	3%
Service charges on deposit accounts	1,998	2,103	-5%
(Loss) gain on sale of securities	(11)	271	-104%
Other income	2,982	4,012	-26%
Total other operating income	43,263	44,608	-3%

Other Operating Expense:
Salaries and other personnel expense	46,752	43,931	6%
Occupancy expense	6,462	6,332	2%
Compensation expense - RML acquisition payments	4,775	4,094	17%
Data processing expense	4,566	4,313	6%
Professional and outside services	3,110	2,980	4%
Marketing expense	2,449	2,728	-10%
Insurance expense	1,023	1,339	-24%
Loss on sale of premises and equipment	352	37	851%
Intangible asset amortization expense	135	258	-48%
OREO expense, net rental income and gains on sale	98	190	-48%
Other operating expense	6,558	6,443	2%
Total other operating expense	76,280	72,645	5%

Income before provision for income taxes	21,042	27,118	-22%
Provision for income taxes	6,052	8,784	-31%
Net income	14,990	18,334	-18%
Less: Net income attributable to the noncontrolling interest	579	551	5%
Net income attributable to Northrim BanCorp	$14,411	$17,783	-19%

Basic EPS	$2.09	$2.59	-19%
Diluted EPS	$2.06	$2.56	-20%
Average basic shares	6,883,663	6,859,209	0%
Average diluted shares	6,974,864	6,948,474	0%

Northrim BanCorp Reports 2016 Earnings of $14.4 Million, or $2.06 per Diluted Share
January 30, 2017
14 of 22

Balance Sheet
(Dollars in thousands)
(Unaudited)	December 31,	September 30,	Three Month	December 31,	One Year
	2016	2016	% Change	2015	% Change

Assets:
Cash and due from banks	$34,485	$37,955	-9%	$30,989	11%
Interest bearing deposits in other banks	16,066	7,911	103%	27,684	-42%
Portfolio investments	332,118	301,257	10%	292,016	14%
Investment in Federal Home Loan Bank stock	1,965	1,965	0%	1,816	8%

Loans held for sale	43,596	76,452	-43%	50,553	-14%

Portfolio loans	975,015	997,076	-2%	980,787	-1%
Allowance for loan losses	(19,697)	(19,479)	1%	(18,153)	9%
Net portfolio loans	955,318	977,597	-2%	962,634	-1%
Purchased receivables, net	20,491	15,500	32%	13,326	54%
Other real estate owned, net	6,574	2,824	133%	3,053	115%
Premises and equipment, net	39,318	39,102	1%	40,217	-2%
Goodwill and intangible assets	16,324	16,354	0%	23,776	-31%
Other assets	60,285	63,203	-5%	53,428	13%
Total assets	$1,526,540	$1,540,120	-1%	$1,499,492	2%

Liabilities:
Demand deposits	$449,206	$474,971	-5%	$430,191	4%
Interest-bearing demand	201,349	194,426	4%	209,291	-4%
Savings deposits	241,088	236,821	2%	227,969	6%
Money market deposits	244,295	242,102	1%	236,675	3%
Time deposits	131,715	130,046	1%	136,666	-4%
Total deposits	1,267,653	1,278,366	-1%	1,240,792	2%
Securities sold under repurchase agreements	27,607	27,701	0%	31,420	-12%
Other borrowings	4,338	4,350	0%	2,120	105%
Junior subordinated debentures	18,558	18,558	—%	18,558	—%
Other liabilities	21,672	25,387	-15%	29,388	-26%
Total liabilities	1,339,828	1,354,362	-1%	1,322,278	1%

Shareholders' Equity:
Northrim BanCorp shareholders' equity	186,594	185,310	1%	177,035	5%
Noncontrolling interest	118	448	-74%	179	-34%
Total shareholders' equity	186,712	185,758	1%	177,214	5%
Total liabilities and shareholders' equity	$1,526,540	$1,540,120	-1%	$1,499,492	2%

Northrim BanCorp Reports 2016 Earnings of $14.4 Million, or $2.06 per Diluted Share
January 30, 2017
15 of 22

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Investments
	December 31, 2016		September 30, 2016		December 31, 2015
	Balance	% of total	Balance	% of total	Balance	% of total
U.S. Treasury securities	$30,063	9.1%	$30,224	10.0%	$35,008	12.0%
U.S. Agency securities	233,298	70.2%	215,282	71.5%	202,428	69.3%
U.S. Agency mortgage-backed securities	2	0.0%	4	0.0%	809	0.3%
Corporate bonds	49,699	15.0%	45,578	15.1%	42,542	14.6%
Alaska municipality, utility, or state bonds	14,296	4.3%	9,583	3.2%	10,631	3.6%
Other municipality, utility, or state bonds	4,760	1.4%	586	0.2%	598	0.2%
Total portfolio investments	$332,118		$301,257		$292,016

Composition of Portfolio Loans
	December 31, 2016		September 30, 2016		June 30, 2016		March 31, 2016		December 31, 2015
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$278,178	28%	$275,994	28%	$269,905	28%	$266,027	27%	$272,441	28%
CRE owner occupied loans	152,178	16%	184,505	18%	171,269	18%	147,081	15%	143,741	15%
CRE nonowner occupied loans	402,003	41%	379,913	38%	380,122	38%	383,390	40%	394,188	39%
Construction loans	98,220	10%	109,093	11%	96,236	10%	126,155	13%	119,444	12%
Consumer loans	48,870	5%	51,979	5%	54,134	6%	52,115	5%	55,585	6%
Subtotal	979,449		1,001,484		971,666		974,768		985,399
Unearned loan fees, net	(4,434)		(4,408)		(4,320)		(4,251)		(4,612)
Total portfolio loans	$975,015		$997,076		$967,346		$970,517		$980,787

Composition of Deposits
	December 31, 2016		September 30, 2016		June 30, 2016		March 31, 2016		December 31, 2015
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$449,206	36%	$474,971	37%	$461,970	37%	$442,842	35%	$430,191	35%
Interest-bearing demand	201,349	16%	194,426	15%	183,885	15%	195,896	16%	209,291	17%
Savings deposits	241,088	19%	236,821	19%	231,246	18%	230,834	19%	227,969	18%
Money market deposits	244,295	19%	242,102	19%	241,334	19%	240,675	19%	236,675	19%
Time deposits	131,715	10%	130,046	10%	137,253	11%	136,721	11%	136,666	11%
Total deposits	$1,267,653		$1,278,366		$1,255,688		$1,246,968		$1,240,792

Northrim BanCorp Reports 2016 Earnings of $14.4 Million, or $2.06 per Diluted Share
January 30, 2017
16 of 22

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality
	December 31,	September 30,	December 31,
	2016	2016	2015

Nonaccrual loans	$13,893	$10,885	$3,686
Loans 90 days past due and accruing	456	—	—
Total nonperforming loans	14,349	10,885	3,686
Nonperforming loans guaranteed by government	(1,413)	(1,624)	(1,561)
Net nonperforming loans	12,936	9,261	2,125
Other real estate owned	6,574	2,824	3,053
Repossessed assets	—	—	—
Other real estate owned guaranteed by government	(195)	—	—
Net nonperforming assets	$19,315	$12,085	$5,178
Nonperforming loans / portfolio loans, net of government guarantees	1.33%	0.93%	0.22%
Nonperforming assets / total assets, net of government guarantees	1.27%	0.78%	0.35%

Performing restructured loans	$6,131	$14,936	$11,804
Nonperforming loans plus performing restructured loans, net of government
guarantees	$19,067	$24,197	$13,929
Nonperforming loans plus performing restructured loans / portfolio loans, net of
government guarantees	1.96%	2.43%	1.42%
Nonperforming assets plus performing restructured loans / total assets, net of
government guarantees	1.68%	1.75%	1.13%

Adversely classified loans, net of government guarantees	$35,634	$41,503	$30,825

Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	0.22%	0.10%	0.12%

Allowance for loan losses / portfolio loans	2.02%	1.95%	1.85%
Allowance for loan losses / nonperforming loans, net of government guarantees	152%	210%	854%

Gross loan charge-offs for the quarter	$591	$22	$238
Gross loan recoveries for the quarter	($66)	($464)	($166)
Net loan charge-offs (recoveries) for the quarter	$525	($442)	$72
Net loan charge-offs year-to-date	$754	$229	$324
Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	0.05%	(0.05)%	0.01%
Net loan charge-offs year-to-date / average loans,
year-to-date annualized	0.08%	0.03%	0.03%

Northrim BanCorp Reports 2016 Earnings of $14.4 Million, or $2.06 per Diluted Share
January 30, 2017
17 of 22

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Nonperforming Assets Rollforward
	Balance at	Additions	Payments	Writedowns/Charge-offs	Transfers to	Sales	Balance at
	September 30, 2016	this quarter	this quarter	this quarter	OREO	this quarter	December 31, 2016
Commercial loans	$4,384	$9,679	($124)	($35)	$—	$—	$13,904
Commercial real estate	241	—	(15)	—	—	—	226
Construction loans	5,884	—	(2,088)	(535)	(3,261)	—	—
Consumer loans	376	73	—	(21)	(209)	—	219
Non-performing loans guaranteed by government	(1,624)	—	16	—	195	—	(1,413)
Total non-performing loans	9,261	9,752	(2,211)	(591)	(3,275)	—	12,936
Other real estate owned	2,824	3,835	—	—	—	(85)	6,574
Other real estate owned guaranteed by government	—	(195)	—	—	—	—	(195)
Total non-performing assets,
net of government guarantees	$12,085	$13,392	($2,211)	($591)	($3,275)	($85)	$19,315

Northrim BanCorp Reports 2016 Earnings of $14.4 Million, or $2.06 per Diluted Share
January 30, 2017
18 of 22

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	December 31, 2016		September 30, 2016		December 31, 2015
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$37,328	0.54%	$39,762	0.49%	$101,167	0.27%
Portfolio investments	309,519	1.48%	289,938	1.42%	276,084	1.44%
Loans held for sale	54,266	3.54%	66,606	3.51%	54,396	4.08%
Portfolio loans	977,678	5.31%	979,164	5.44%	979,789	5.52%
Total interest-earning assets	1,378,791	4.25%	1,375,470	4.35%	1,411,436	4.29%
Nonearning assets	142,987		149,856		143,789
Total assets	$1,521,778		$1,525,326		$1,555,225

Liabilities and Shareholders' Equity
Interest-bearing deposits	$804,334	0.22%	$800,441	0.23%	$811,455	0.23%
Borrowings	51,879	1.38%	49,627	1.36%	58,687	1.22%
Total interest-bearing liabilities	856,213	0.29%	850,068	0.30%	870,142	0.30%

Noninterest-bearing demand deposits	460,880		463,309		479,678
Other liabilities	25,247		29,030		31,608
Shareholders' equity	179,438		182,919		173,797
Total liabilities and shareholders' equity	$1,521,778		$1,525,326		$1,555,225
Net spread		3.96%		4.05%		3.99%
NIM		4.01%		4.11%		4.05%
NIMTE*		4.07%		4.17%		4.10%
Average portfolio loans to average
interest-earning assets	70.91%		71.19%		69.42%
Average portfolio loans to average total deposits	77.27%		77.48%		75.89%
Average non-interest deposits to average
total deposits	36.43%		36.66%		37.15%
Average interest-earning assets to average
interest-bearing liabilities	161.03%		161.81%		162.21%

Northrim BanCorp Reports 2016 Earnings of $14.4 Million, or $2.06 per Diluted Share
January 30, 2017
19 of 22

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Year-to-date
	December 31, 2016		December 31, 2015
		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$37,074	0.50%	$57,753	0.26%
Portfolio investments	296,214	1.46%	252,354	1.50%
Loans held for sale	52,012	3.59%	55,243	3.79%
Portfolio loans	976,613	5.46%	968,752	5.62%
Total interest-earning assets	1,361,913	4.38%	1,334,102	4.53%
Nonearning assets	144,609		146,811
Total assets	$1,506,522		$1,480,913

Liabilities and Shareholders' Equity
Interest-bearing deposits	$803,877	0.23%	$788,916	0.25%
Borrowings	50,095	1.35%	57,557	1.58%
Total interest-bearing liabilities	853,972	0.30%	846,473	0.34%

Noninterest-bearing demand deposits	446,366		430,529
Other liabilities	24,556		34,109
Shareholders' equity	181,628		169,802
Total liabilities and shareholders' equity	$1,506,522		$1,480,913
Net spread		4.08%		4.19%
NIM		4.14%		4.27%
NIMTE*		4.20%		4.32%
Average portfolio loans to average interest-earning assets	71.71%		72.61%
Average portfolio loans to average total deposits	78.11%		79.44%
Average non-interest deposits to average total deposits	35.70%		35.31%
Average interest-earning assets to average interest-bearing liabilities	159.48%		157.61%

Northrim BanCorp Reports 2016 Earnings of $14.4 Million, or $2.06 per Diluted Share
January 30, 2017
20 of 22

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Capital Data (At quarter end)
	December 31, 2016	September 30, 2016	December 31, 2015
Book value per share	$27.07	$26.99	$25.77
Tangible book value per share*	$24.70	$24.61	$22.31
Total shareholders' equity/total assets	12.23%	12.06%	11.82%
Tangible Common Equity/Tangible Assets*	11.28%	11.12%	10.40%
Tier 1 Capital / Risk Adjusted Assets	14.54%	14.24%	13.34%
Total Capital / Risk Adjusted Assets	15.80%	15.50%	14.60%
Tier 1 Capital / Average Assets	12.59%	12.36%	10.03%
Shares outstanding	6,897,890	6,882,482	6,877,140
Unrealized gain (loss) on AFS securities, net of income taxes	($397)	$637	($395)

Profitability Ratios
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
For the quarter:
NIM	4.01%	4.11%	4.21%	4.23%	4.05%
NIMTE*	4.07%	4.17%	4.27%	4.29%	4.10%
Efficiency ratio	75.57%	80.89%	74.52%	74.47%	74.23%
Return on average assets	0.94%	0.81%	1.17%	0.91%	1.05%
Return on average equity	7.96%	6.73%	9.42%	7.61%	9.37%

	December 31, 2016	December 31, 2015
Year-to-date:
NIM	4.14%	4.27%
NIMTE*	4.20%	4.32%
Efficiency ratio	76.44%	71.31%
Return on average assets	0.96%	1.20%
Return on average equity	7.93%	10.47%

Northrim BanCorp Reports 2016 Earnings of $14.4 Million, or $2.06 per Diluted Share
January 30, 2017
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*Non-GAAP Financial Measures
(Dollars in thousands, except per share data)
(Unaudited)

NIMTE

NIMTE is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 41.11% in both 2016 and 2015. The most comparable GAAP measure is NIM and the following table sets forth the reconciliation of NIMTE to NIM.

	Three Months Ended
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Net interest income	$13,891	$14,213	$14,079	$14,174	$14,400
Divided by average interest-bearing assets	1,378,791	1,375,470	1,345,143	1,347,912	1,411,436
NIM[2]	4.01%	4.11%	4.21%	4.23%	4.05%

Net interest income	$13,891	$14,213	$14,079	$14,174	$14,400
Plus: reduction in tax expense related to
tax-exempt interest income	209	196	197	206	186
	$14,100	$14,409	$14,276	$14,380	$14,586
Divided by average interest-bearing assets	1,378,791	1,375,470	1,345,143	1,347,912	1,411,436
NIMTE[2]	4.07%	4.17%	4.27%	4.29%	4.10%

	Year-to-date
	December 31, 2016	December 31, 2015
Net interest income	$56,357	$56,909
Divided by average interest-bearing assets	1,361,913	1,334,102
NIM[3]	4.14%	4.27%

Net interest income	$56,357	$56,909
Plus: reduction in tax expense related to
tax-exempt interest income	808	722
	$57,165	$57,631
Divided by average interest-bearing assets	1,361,913	1,334,102
NIMTE[3]	4.20%	4.32%

2Calculated using actual days in the quarter divided by 366 for quarters ended in 2016 and actual days in the quarter divided by 365 for quarters ended in 2015.

3Calculated using actual days in the year divided by 366 for year-to-date period ended in 2016 and actual days in the year divided by 365 for year-to-date period ended in 2015.

Northrim BanCorp Reports 2016 Earnings of $14.4 Million, or $2.06 per Diluted Share
January 30, 2017
22 of 22

(Dollars in thousands, except per share data)
(Unaudited)

Tangible Book Value

Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding. The following table sets forth the reconciliation of tangible book value per share and book value per share.

	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015

Total shareholders' equity	$186,712	$185,758	$183,965	$180,398	$177,214
Less: goodwill and intangible assets	N/A	N/A	N/A	N/A	N/A
	$186,712	$185,758	$183,965	$180,398	$177,214
Divided by shares outstanding	6,898	6,882	6,877	6,877	6,877
Book value per share	$27.07	$26.99	$26.75	$26.23	$25.77

	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015

Total shareholders' equity	$186,712	$185,758	$183,965	$180,398	$177,214
Less: goodwill and intangible assets	16,324	16,354	23,706	23,741	23,776
	$170,388	$169,404	$160,259	$156,657	$153,438
Divided by shares outstanding	6,898	6,882	6,877	6,877	6,877
Tangible book value per share	$24.70	$24.61	$23.30	$22.78	$22.31

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. This ratio has received more attention over the past several years from stock analysts and regulators. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets.

	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015

Total shareholders' equity	$186,712	$185,758	$183,965	$180,398	$177,214
Total assets	1,526,540	1,540,120	1,518,370	1,500,199	1,499,492
Total shareholders' equity to total assets	12.23%	12.06%	12.12%	12.02%	11.82%

	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Total shareholders' equity	$186,712	$185,758	$183,965	$180,398	$177,214
Less: goodwill and other intangible assets, net	16,324	16,354	23,706	23,741	23,776
Tangible common shareholders' equity	$170,388	$169,404	$160,259	$156,657	$153,438

Total assets	$1,526,540	$1,540,120	$1,518,370	$1,500,199	$1,499,492
Less: goodwill and other intangible assets, net	16,324	16,354	23,706	23,741	23,776
Tangible assets	$1,510,216	$1,523,766	$1,494,664	$1,476,458	$1,475,716
Tangible common equity ratio	11.28%	11.12%	10.72%	10.61%	10.40%

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Note Transmitted on GlobeNewswire on January 30, 2017, at 12:05 pm Alaska Standard Time.